Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-197249, 333-190527, 333-157643, 333-132843, 333-138254, 333-129886, 333-129016, 333-176395, 333-213427, 333-197124, 333-198187, and 333-213427) and Registration Statements (Nos. 333-157123, 333-147391, and 333-174650) on Form S-3, and Registration Statements (Nos. 333-129310, 333-194938, 333-190902, and 333-237540) on Form S-4 of our report dated June 28, 2021, with respect to the financial statements and supplemental schedules of Fidelity National Financial Group 401k Profit Sharing Plan included in this Annual Report on Form 11-K for the year ended December 31, 2020.

/s/ Dixon Hughes Goodman LLP
Charlotte, NC
June 28, 2021